UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 2, 2004

Severn Bancorp, Inc. (Exact name of registrant as specified in its chapter)

Maryland (State or other jurisdiction of incorporation)	0-49731 (Commission File Number)	52-1726127 (IRS Employer Identification No.)
1919A West Street, Annapolis, Maryland (Address of principal executive offices)	21401 (Zip Code)

Registrant's telephone number, including area code 410-268-4554

Not applicable (Former name or former address, if changed since last report)

Item 4.   Changes in Registrant’s Certifying Accountant.

On January 2, 2004, Anderson Associates LLP ("Anderson") announced that it was joining Beard Miller Company LLP ("Beard Miller") to become the Baltimore office of Beard Miller.  As a result, on January 2, 2004, Anderson resigned as independent auditors of the Company. On January 2, 2004, the Company engaged Beard Miller as its successor independent audit firm. The Company's engagement of Beard Miller was approved by the Company’s Audit Committee on January 5, 2004.

Anderson served as the Registrant's independent accountants to audit the Registrant's consolidated financial statements as of and for the fiscal years ended December 31, 2002 and 2001. Anderson’s reports on the Registrant's consolidated financial statements as of and for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Registrant's fiscal years ended December 31, 2002 and 2001 and the subsequent interim period from January 1, 2003 through January 2, 2004, there were no disagreements with Anderson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Anderson, would have caused Anderson to make reference to the subject matter of the disagreements in their report on the financial statements for such years.

The Registrant has provided Anderson with a copy of the above disclosures in response to Item 304(a) of Regulation S-K in conjunction with the filing of this Form 8-K. The Registrant requested that Anderson deliver to the Registrant a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Registrant in response to Item 304(a) of Regulation S-K, and if not, stating the respects in which it does not agree. Anderson’s letter is filed herewith as Exhibit 16.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)    Financial Statements of Business Acquired.  Not applicable.

(b)    Pro Forma Financial Information.  Not Applicable.

(c)    Exhibits.
      16  Letter of Anderson Associates LLP

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Severn Bancorp, Inc.

Dated: January 5, 2004	By: /s/
Alan J. Hyatt, President